Exhibit 10.65
LIONS GATE ENTERTAINMENT CORP.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
July 9, 2009
Dr. Mark H. Rachesky
40 West 57th Street, 24th Floor
New York, NY 10019
Dear Dr. Rachesky:
     Lions Gate Entertainment Corp. (the “Company” or “we”) is pleased to extend this invitation to you to join our slate of nominees for election to the Company’s Board of Directors (the “Board”) at the 2009 meeting of the Company’s shareholders (the “Annual Meeting”).
     For good and valuable consideration the sufficiency of which is hereby acknowledged, the Company hereby agrees to include you in its slate of nominees for election to the Board at our Annual Meeting, and we will recommend that the Company’s shareholders vote in favor of your election. We will support you for election in a manner no less rigorous or favorable than the manner in which the Company supports all its other nominees. You hereby consent to serve as a member of the Board if elected at the Annual Meeting.
     You agree that you and your affiliated entities at any time and from time to time (including, among any others, MHR INSTITUTIONAL PARTNERS IIA LP, MHR INSTITUTIONAL ADVISORS II LLC, MHR INSTITUTIONAL PARTNERS III LP, MHR INSTITUTIONAL ADVISORS III LLC and MHR FUND MANAGEMENT LLC) (the “MHR Group”) that own, of record or beneficially, common shares of the Company (“Common Shares”) as of the record date for the Annual Meeting, shall vote, or cause to be voted, such shares for all of the directors nominated by the Company for election at the Annual Meeting.
     The Company hereby agrees, provided that the MHR Group owns, of record or beneficially, at least 23,165,278 Common Shares in the aggregate on the date hereof which, as calculated based on the number of Common Shares disclosed as outstanding in the Company’s Form 10-K for the fiscal year ended March 31, 2009 (the “2009 Form 10-K”), represented approximately 19.8% of the outstanding Common Shares, that it will enter into a registration rights agreement with the MHR Group by no later than September 30, 2009, on terms similar to such agreements that the MHR Group has entered into with other publicly traded companies (the “Registration Rights Agreement”). In furtherance of the foregoing, and notwithstanding contrary terms of such agreements that the MHR Group has previously entered into (the “MHR Group Agreements”), the Registration Rights Agreement shall provide, among other things, that:
(a) Demand Registration Rights. The MHR Group shall be entitled to two (2) demand registrations (whether or not underwritten, with the managing underwriter, if any, to be chosen by the Company, which managing underwriter shall be of national standing and reasonably acceptable to the MHR Group) in the aggregate; provided that the Company shall only be required to effect one (1) demand registration by the MHR Group in any 12-month period. The MHR Group shall have first priority to register and to sell all of the securities that the MHR Group requested to be registered and/or sold pursuant to any of its demand rights before the

Company or any holder of Common Shares that owns at that time at least 10% of the then outstanding Common Shares and is party to a registration rights agreement with the Company (a “10% Holder”) shall be entitled to participate in any such demand registration or sales pursuant to such demand registration, provided that the Company or any such 10% Holder may participate only if such participation would not, in the determination of the managing underwriter, adversely affect the price or success of the MHR Group’s demand registration. Furthermore, from the date that the MHR Group delivers a notice to exercise a demand registration until the conclusion of such offering (for a total period of up to 90 days), the Company shall not register any of its securities for sale for its own account or for the account of any other person other than as permitted in clause (b) below.
(b) Piggyback Registration Rights. If the Company at any time proposes to register for sale or sells any Common Shares (or securities convertible into or exchangeable for Common Shares), pursuant to a registration statement, including in each case pursuant to any shelf registration statement (including pursuant to clause (c) below) and including by effecting any underwritten public offering, for its own account or for the account of any other person (collectively, an “Offering”) (other than pursuant to business combination transactions, employee benefit plans and other customary exceptions to be negotiated and set out in the Registration Rights Agreement, but similar to such terms in the MHR Group Agreements), the MHR Group shall be entitled to participate in such Offering; provided that such party who initiated such Offering shall have first priority to register and sell all of such securities that such party requested to be sold. In the event that such Offering is for the account of (i) the Company, then the MHR Group and any other person entitled to piggyback registration rights with respect to such registration statement shall be entitled to participate on a pro rata basis based on their relative percentage interests in the Company, and (ii) any other person, then (x) the MHR Group and any other person entitled to piggyback registration rights with respect to such registration statement shall be entitled to participate on a pro rata basis based on their relative percentage interests in the Company and (y) if the MHR Group and / or another person exercises piggyback registration rights with respect to such registration statement, the Company shall be entitled to participate on a pro rata basis up to the sum of the number of such securities proposed to be included by (A) the MHR Group and (B) the other person(s), unless the managing underwriter determines that inclusion of additional securities by the Company above such sum of (A) and (B), will not adversely affect the price or success of such sale by the initiating party, the MHR Group or any other participating person(s), provided that in all such cases set out in the foregoing clauses (i) and (ii), such participation would not, in the determination of the managing underwriter, adversely affect the price or success of such sale by the initiating party.
(c) Shelf Registration Rights. The Company shall file within sixty (60) days following any request of the MHR Group (a “Shelf Request”), and shall use its reasonable efforts to have declared effective by the Securities and Exchange Commission (the “Commission”) as soon as practicable, a shelf registration statement relating to the offer and sale of all registrable securities then held by the MHR Group (or their respective affiliates and successors) to the public, from time to time, on a delayed or continuous basis, which registration statement may be a universal shelf registration statement that may also relate to the offer and sale of other securities of the Company (a “Shelf Registration Statement”); provided that if the Company files the Shelf Registration Statement prior to the execution of the Registration Rights Agreement, the Company shall include in such Shelf Registration Statement all the securities held by the MHR Group on the date of such filing and if on the date of such execution the Shelf Registration Statement is not effective, the Company shall use its reasonable efforts to have the Registration Statement declared effective by the Commission as soon as practicable after such execution. The MHR Group shall be entitled to exercise subsequent Shelf Requests only if at the time of such subsequent Shelf Request, the MHR Group beneficially owns in the aggregate at least one (1) million additional Common Shares not beneficially owned by the MHR Group as of the date of the immediately prior Shelf Request. The Company shall be required to effect an underwritten public offering (with the managing underwriter to be chosen by the Company, which managing underwriter shall be of national standing and reasonably acceptable to the MHR Group) pursuant to a shelf registration statement if the MHR Group requests to sell at least 2.3 million Common Shares held by the MHR Group. If during the 30-day period prior to the date that the MHR Group initiates an underwritten public offering under any Shelf Registration Statement, the Company has already initiated, and is pursuing in good faith at the time the MHR Group makes such initiation, an underwritten public offering for its own account (“Company Offering”), then in such event, the MHR Group shall cease its process for an underwritten public offering and the Company shall have first priority to sell all of the securities that the Company contemplated in such Company Offering, and the MHR Group and any 10% Holder shall thereafter be entitled to participate in the Company Offering on a pro rata basis based on their relative percentage interests so long as such participation would not, in the determination of the managing underwriter, adversely affect the price or success of the Company Offering; provided that if the Company Offering is not completed within 90 days from the date that the Company notifies the MHR Group of such Company Offering, the MHR Group shall be permitted to initiate an underwritten offering which shall no longer be pre-empted by the proposed Company Offering as provided in this sentence. For the avoidance of doubt, if at the time the MHR Group initiates an underwritten public offering there is no Company Offering and no 10% Holder has initiated an underwritten public offering, then the MHR Group shall have first priority to sell all of the securities that the MHR Group requested to be sold before the Company or any 10% Holder shall be entitled to participate in any such underwritten public offering, and the Company or such 10% Holder may participate only so long as such participation would not, in the determination of the managing underwriter, adversely affect the price or success of the MHR Group’s initiated underwritten public offering.
(d) Term. The registration rights described above shall terminate on the first anniversary of the date that the MHR Group both (x) beneficially owns in the aggregate less than 11,703,209 Common Shares (subject to equitable adjustment for any stock splits, stock dividends, combinations, reorganizations or similar events), which represents approximately 10% of the Common Shares outstanding as disclosed in the Company’s 2009 Form 10-K, so long as such number of Common Shares (as adjusted) beneficially owned represents less than 10% of the Common Shares outstanding at that time and (y) ceases to have a designated representative on the Board (such date, the “Termination Date”).
(e) General. The Registration Rights Agreement shall grant registration rights only to the MHR Group (including, for the avoidance of doubt, affiliates who are assignees). During any time that a member of the MHR Group possesses material non-public information with respect to the Company, the MHR Group shall not effect any sales under any registration statement of the Company. The Company shall not be required to use reasonable efforts to cause a registration statement filed pursuant to a demand registration or Shelf Request to be declared effective or keep current a shelf registration statement or permit sales to be made thereunder, or file any prospectus supplement or amendment (other than as required by the periodic report or proxy statement disclosure requirements of the Securities Exchange Act of 1934, including Sections 13 or 15(d) thereof, including Forms 10-K, 8-K, 10-Q or 14A thereunder) if the Company possesses material non-public information and determines in good faith that it need not otherwise make such disclosure or filing; provided that at all times the Company continues in good faith to make public disclosures so as to continue and comply with its past practice with respect to the non-disclosure of material non-public information. In furtherance of and pursuant to the last proviso of the preceding sentence and following public disclosure by the Company, at such time as the Company no longer possesses material non-public information regarding the Company, the MHR Group may effect sales under any registration statement, including through an underwritten public offering. All calculations of beneficial ownership for purposes of the Registration Rights Agreement shall be calculated in accordance with Rule 13(d) of the Securities Exchange Act of 1934, as amended.
     The Company further agrees to continue its current practice of providing all Restricted Persons (as defined in the Company’s General Policy of Insider Trading) the opportunity to trade Company securities whenever possible, including using reasonable efforts to advise the MHR Group promptly following receipt of a trading notice from the MHR Group (but in no event later than 48 hours), as to whether or not the MHR Group can proceed with its proposed transaction, provided that such persons are not at the relevant time in possession of material non-public information with respect to the Company, and such trading is subject to the U.S. securities laws and the Company’s General Policy regarding such trading, as applicable. The Company also agrees that the MHR Group will not be subject to “Event-Specific Blackout Periods” (as defined in the Company’s Insider Trading Compliance Program) without giving the MHR Group advance notice that the MHR Group would be subject to such blackout.
     The Company further agrees, provided that the MHR Group owns, of record or beneficially, at least 23,165,278 Common Shares in the aggregate on the date hereof which, as calculated based on the number of Common Shares disclosed as outstanding in the Company’s 2009 Form 10-K, represented approximately 19.8% of the outstanding Common Shares, that if at any time from the date hereof through the six-month anniversary of the date that the MHR Group beneficially owns in the aggregate less than 8,192,246 Common Shares (subject to equitable adjustment for any stock splits, stock dividends, combinations, reorganizations or similar events), which represents approximately 7% of the Common Shares outstanding as disclosed in the Company’s 2009 Form 10-K, so long as such number of Common Shares (as adjusted) beneficially owned represents 7% or less of the Common Shares outstanding at that time, (i) the Company has in effect any agreement, understanding or arrangement with any other person, or enters into any agreement or comes to any understanding or arrangement, or makes any amendments to any of the foregoing agreement, arrangement or understanding (the “Other Agreement”), unless the Company reasonably determines, in good faith, following advice of legal counsel to such effect, that such Other Agreement is not enforceable against the Company, or (ii) invites or receives any proposal from any person or entity (a “Proposal”), in each of clauses (i) and (ii) relating to any of the matters addressed by this agreement, including without limitation, the nomination, recommendation or election of or the voting for directors, registration rights or restrictions on the trading in Company securities, but excluding any such Other Agreement or Proposal that is significantly related to the material acquisition of assets or securities of another company, the sale of all or substantially all of the assets of the Company, or any other material business combination for the benefit of the Company and its shareholders as a whole, where the Company’s benefit from any such transaction significantly relates to the Company’s business and operations, and the Other Agreement or Proposal, as the case may be, contains terms or conditions that are more favorable to such person, or more restrictive to the Company, than those resulting from this agreement or the Registration Rights Agreement, then the Company shall, in the case of clause (i) of this paragraph, offer the MHR Group to enter into an agreement with the MHR Group on the same terms and conditions as the Other Agreement, which agreement, once accepted by the MHR Group and executed, shall supersede any existing applicable agreement between the Company and the MHR Group that relates to such matters and, in the case of clause (ii) of this paragraph, provide notice to the MHR Group thereof at least three (3) business days prior to executing an agreement with respect to such Proposal so that the MHR Group may make a competing proposal for such matter, which competing proposal shall be considered by the Company in good faith before deciding whether to execute any other agreement. In the case of clause (i) of this paragraph, the Company shall enter into such agreement with the MHR Group promptly following the acceptance thereof by the MHR Group. The Company agrees that so long as any member of the MHR Group is a member of the Board, such member shall receive all information relating to any Other Agreement, but not to any Proposal, as and when received by the Board or any committee of the Board, subject to the last sentence of the preceding paragraph regarding “Event Specific Blackout Periods”. Subject to the preceding sentence, the Company agrees to notify the MHR Group promptly following the time that any of the foregoing obligations of the Company is triggered and to provide the MHR Group with a copy of the agreement the Company is prepared to enter into with the MHR Group, or the proposal it invited or received, as applicable, and the identity of the other person or entity and a copy of the relevant agreement with or proposal to or from such other party.
     Notices or offers given to the MHR Group pursuant to the above provisions, and discussions relating thereto, shall be kept confidential by the MHR Group for so long as such information is not publicly available; provided that the Company acknowledges and agrees that the MHR Group may be subject to certain disclosure obligations with respect to the matters (i) contained in this agreement, (ii) that will be contained in the Registration Rights Agreement or (iii) that relate to the matters described in clauses in (i) and (ii), in any case pursuant to applicable law (including with respect to fiduciary duties), regulation, rule, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, or legal process (collectively, “Applicable Law”) and that the MHR Group may disclose, following receipt of advice of counsel that such disclosure is required by Applicable Law, all such matters to the extent required by such Applicable Law. In the event that the MHR Group is required to make any such disclosure pursuant to Applicable Law, the MHR Group shall notify (except where such notice would be legally prohibited) the Company of such requirement such that the Company receives notice as soon as practicable, and in any event, to the extent practicable after the MHR Group uses good faith effort to that end, no later than 24 hours prior to such disclosure so that the Company may seek, if so determined on the advice of counsel, a protective order or other appropriate remedy. For the avoidance of doubt, at no time shall the MHR Group be required pursuant to this paragraph to give notice of disclosures that do not contain information required to be kept confidential.
     No public announcement by the Company, by a press release or other publicly disseminated disclosure, regarding or that refers to the MHR Group or Dr. Rachesky shall be issued by the Company without the prior written consent of the MHR Group; provided, however, that the Company may make such public disclosure if the Company (i) first receives the advice of counsel that any such public disclosure is, and the extent to which it is, required by Applicable Law, (ii) makes any such disclosure only to the extent so required by Applicable Law, (iii) promptly notifies the MHR Group of such counsel advice and provides the written text of any such proposed disclosure (except where such notice or disclosure would, in the advice of counsel, be legally prohibited) such that, the MHR Group receives such notice and text as soon as practicable and in any event, to the extent practicable after the Company uses good faith effort to that end, no later than 24 hours prior to such disclosure, so that the MHR Group may seek a protective order or other appropriate remedy and (iv) cooperates with the MHR Group and considers in good faith any comments that the MHR Group might have with respect to any such proposed disclosure prior to dissemination thereof. Notwithstanding the foregoing, the restrictions in this paragraph shall terminate at such time as a member of the MHR Group or any representative expressly authorized to act on its behalf (i) makes a public statement that is intended to be, in the reasonable good faith determination of the Company, disparaging or critical of the Board as a whole, the Company, senior management or their respective policies which is not supported by or made in cooperation with either of the foregoing, or (ii) commences a tender offer for the Common Shares or proxy contest with respect to the Board which has not been approved by the Board.
     Written notices to the Company, and to the MHR Group, shall be made to the respective addresses set forth at the top of this letter agreement.
[Remainder of Page Intentionally Left Blank]

Sincerely, LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	EVP, Corporate Operations and General Counsel

ACCEPTED AND AGREED AS OF THE DATE FIRST SET FORTH ABOVE:
By:	/s/ Mark H. Rachesky, M.D.
Mark H. Rachesky, M.D.